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                                                                     EXHIBIT 3.8

                                     CHARTER
                                       OF
                        O'CHARLEY'S FINANCE COMPANY, INC.

         The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation.

         1. The name of the corporation is O'Charley's Finance Company, Inc.

         2.       The corporation is for profit.

         3.       The street address of the corporation's principal office is:

                           3038 Sidco Drive
                           Nashville, Tennessee 37204
                           County of Davidson

         4.       (a)      The name of the corporation's initial registered
                  agent is:

                           A. Chad Fitzhugh

                  (b) The street address of the corporation's initial registered office in Tennessee is:

                           3038 Sidco Drive
                           Nashville, Tennessee 37204
                           County of Davidson

         5.       The name and address of the incorporator is:

                           Chad C. White
                           Bass, Berry & Sims PLC
                           315 Deaderick Street, Suite 2700
                           Nashville, Tennessee 37238

         6. The number of shares of stock the corporation is authorized to issue is 1,000,000 shares of common stock, $0.01 par value per share.

         7. The shareholders of the corporation shall not have preemptive rights.

         8. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the

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corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this paragraph 7 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Dated: April 5, 2001

                                         /s/ Chad C. White
                                         ----------------------------------
                                         Chad C. White, Incorporator